EXHIBIT 99.1

         CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND 2001 EARNINGS

          Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (February 4, 2002) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $6.3 million, or $0.42 per diluted share, on revenues of $31.1 million for the quarter ended December 31, 2001. This compares with net income of $4.2 million, or $0.28 per diluted share, on revenues of $24.0 million for the fourth quarter of 2000.

Revenue for the fourth quarter of 2001 increased 30 percent compared to the fourth quarter of 2000 while net income increased 51 percent versus the same period. The increase in revenue was due to improvement in both sales volume and the average selling price versus the prior year period despite a modest decline in the U.S. natural gas rig count. The U.S. natural gas rig count has historically been an important indicator for the company as an estimated 90 percent of the company's revenue is generated from the use of its products in deep natural gas wells. Gross profit margins for the fourth quarter increased to 43 percent versus 39 percent a year earlier. Selling, general and administrative expenses as a percent of revenue were 12 percent, unchanged from the prior year's fourth quarter.

For the year ended December 31, 2001, the company reported record net income of $26.2 million, or $1.74 per diluted share, on record revenues of $137.2 million. This compares with 2000 net income of $14.8 million, or $1.00 per diluted share, on revenues of $93.3 million. The full year 2001 results reflect a previously unreported charge of $2.2 million, net of tax, resulting from the modification of stock-based compensation of the former President at the time of his retirement in the second quarter. This modification resulted in a non-cash charge to compensation expense. Excluding this non-recurring charge, net income for 2001 was $28.4 million, or $1.89 per diluted share.

Full year 2001 revenues increased 47 percent from the previous year based on a 31 percent increase in sales volume and a 12 percent increase in the average selling price. Despite increased manufacturing costs attributable to higher natural gas costs in the first half of 2001, gross profit margins for the full year increased to 42 percent compared to 38 percent for the full year 2000. While 2001 selling, general and administrative expenses increased by $6.3 million versus the previous year, the majority of the increase was due to the compensation expense recognized in connection with the modification of stock-based compensation of the former President ($3.5 million on a pre-tax basis). Net income for 2001 increased by 77 percent versus 2000. Excluding the non-recurring compensation expense, net income for the year increased by 92 percent versus the previous year.

President and CEO, C. Mark Pearson commented, "We are encouraged by the strength of our North American sales despite the continuing decline in natural gas drilling activity. We believe this demonstrates the success of our marketing program that promotes the economic benefit of using ceramic proppant in shallower wells. While we expect to be operating in a difficult market environment in the first half of 2002, we will continue to move forward with plans to increase manufacturing and distribution capacity based on our long-term outlook. The construction of our manufacturing facility in China is progressing within the established budget and on schedule. We continue to expect that the plant will be complete and operational by the end of 2002. In 2002, we also plan to increase research and development activities targeted at new product development in both oilfield and industrial applications."

CARBO Ceramics Fourth Quarter Earnings Release
February 4, 2002
Page 2


CARBO Ceramics' management will host a conference call this morning at 10:00 a.m. central time to discuss the company's fourth quarter and year-end results. To participate in the call, dial (913) 981-5508 and refer to confirmation code 430724. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com.

CARBO Ceramics Inc. is based in Irving, Texas.

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.


                                                               - tables follow -

Consolidated Statement of Income
                                             Three Months Ended                   Year Ended
                                                 December 31                      December 31
                                          --------------------------       --------------------------
                                             2001            2000             2001            2000
                                          ----------      ----------       ----------      ----------
                                                      (In thousands except per share data)
Revenues                                    $ 31,121      $   23,956        $ 137,226        $ 93,324
Operating expenses:
  Cost of goods sold                          17,793          14,524           78,975          57,763
  Selling, general & administrative            3,778           2,985           18,641          12,377
  Plant start-up costs                            20               -               35              27
                                          ----------      ----------       ----------      ----------
    Total operating expenses                  21,591          17,509           97,651          70,167
                                          ----------      ----------       ----------      ----------
Operating income                               9,530           6,447           39,575          23,157
Net interest income                              167             167              890             264
Other income                                     147               3              216               4
                                          ----------      ----------       ----------      ----------
Income before income taxes                     9,844           6,617           40,681          23,425
Income taxes                                   3,518           2,429           14,483           8,595
                                          ----------      ----------       ----------      ----------
Net income                                $    6,326      $    4,188       $   26,198      $   14,830
                                          ==========      ==========       ==========      ==========

Earnings per share:
  Basic                                        $0.42           $0.28            $1.76           $1.01
  Diluted                                      $0.42           $0.28            $1.74           $1.00

Average shares outstanding:
  Basic                                       14,936          14,700           14,897          14,656
  Diluted                                     15,069          14,862           15,042          14,826


Selected Balance Sheet Information

                                          December 31, 2001        December 31, 2000
                                          -----------------        -----------------
                                                         (in thousands)
Total current assets                           $  76,502               $  47,415
Net property, plant and equipment                 82,527                  78,007
Total assets                                     159,029                 125,422
Total current liabilities                         11,127                   9,415
Deferred income taxes                             10,960                   9,867
Shareholders' equity                             136,942                 106,140
Total liabilities and shareholders' equity     $ 159,029               $ 125,422